                               Exhibit (a)(1)(H)

  THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED FEBRUARY 27, 2002 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SECURITIES. PURCHASER IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SECURITIES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SECURITIES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
        All Outstanding Shares of Series A Convertible Preferred Stock
                                      and
            All Outstanding Class A Common Stock Purchase Warrants
                                      of
                        American Country Holdings Inc.
                                      at
                          $2.10 Net Per Common Share
                        $12.00 Net Per Preferred Share
                                      and
             $0.175 Net Per Class A Common Stock Purchase Warrant
                                      by

                             KFS Acquisition Corp.
                         a wholly-owned subsidiary of
                       Kingsway Financial Services Inc.

  KFS Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Kingsway Financial Services Inc., an Ontario corporation ("Kingsway"), is offering to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Common Shares"), all outstanding shares of Series A Convertible Preferred Stock, par value $0.10 per share (the "Preferred Shares") and all outstanding Class A Common Stock Purchase Warrants (the "Class A Warrants") of American Country Holdings Inc., a Delaware corporation (the "Company"), at a price of $2.10 per Common Share, $12.00 per Preferred Share (plus any Accrued Dividend Amount) and $0.175 per Class A Warrant, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 27, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 1, 2002, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THE NUMBER OF SHARES REPRESENTING, TOGETHER WITH THE SHARES OWNED BY KINGSWAY, AT LEAST A MAJORITY OF THE TOTAL VOTING STOCK OF THE COMPANY, (2) KINGSWAY AND THE PURCHASER BEING SATISFIED, IN THEIR SOLE DISCRETION, THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS CONTAINED IN SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL") WOULD NOT APPLY TO KINGSWAY AND PURCHASER IN CONNECTION WITH THE OFFER AND THE PROPOSED MERGER (AS A RESULT OF ACTION BY THE COMPANY'S BOARD OF DIRECTORS, THE OWNERSHIP BY KINGSWAY UPON CONSUMMATION OF THE OFFER OF AT LEAST 85% OF THE OUTSTANDING VOTING STOCK OF THE COMPANY (OTHER THAN SHARES HELD BY DIRECTORS WHO ARE ALSO OFFICERS OF THE COMPANY AND CERTAIN EMPLOYEE STOCK PLANS OF THE COMPANY) OR OTHERWISE), (3) KINGSWAY AND THE PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OVER THE COMPANY AND ITS INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS SATISFACTORY TO KINGSWAY AND THE PURCHASER, IN THEIR SOLE DISCRETION, AND (4) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO KINGSWAY OF THE ACQUISITION OF THE COMPANY.

  Any or all of the conditions set forth in (1)-(4) above may be waived by Purchaser in its sole discretion. The Offer is not conditioned on Purchaser obtaining financing.

  The purpose of the Offer is to enable Kingsway to acquire control of, and the entire equity interest in, the Company. Kingsway currently intends, as soon as practicable following consummation of the Offer, to seek to have Purchaser consummate a merger with and into the Company (the "Proposed Merger"), with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Kingsway. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger, each then remaining Share outstanding (other than Shares owned by Kingsway, Purchaser or other subsidiaries of Kingsway, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) would be converted into the right to receive $2.10 per Common Share or $12.00 per Preferred Share (plus any Accrued Dividend Amount, which is intended to reflect the as-converted value of any accrued but unpaid dividends at the date the merger is effective), net to the seller in cash, without interest. Following the Proposed Merger, each holder of Class A Warrants will be entitled to receive, upon payment of the exercise price of the warrant, the cash consideration that the holder would have received for the Common Shares received upon exercise of the warrant, if the holder had exercised the warrant immediately prior to the Proposed Merger.

  For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Securities when, as and if Purchaser gives oral or written notice of its acceptance to LaSalle Bank National Association (the "Depositary"). Purchaser will pay for Securities accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as agent for all tendering securityholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering securityholders whose Securities have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SECURITIES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Securities or timely confirmation of a book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility, (2) a properly completed and duly executed Letter of Transmittal and (3) any other required documents. Accordingly, payment may be made to tendering securityholders at different times if delivery of the Securities and other required documents occurs at different times.


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

  Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under Rule 14d-7 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no withdrawal rights apply to Securities tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Securities tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to stockholders tendering Securities in the Offer or in a subsequent offering period, if it includes one.

  Tendering securityholders may withdraw tenders of Securities made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 27, 2002 unless such Securities are accepted for payment as provided in the Offer to Purchase. If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Securities pursuant to the Offer for any reason, or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on Purchaser's behalf, retain all Securities tendered, and such Securities may not be withdrawn except as otherwise provided in the Offer to Purchase.

  To withdraw tendered Securities, a written or facsimile transmission notice of withdrawal with respect to the Securities must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn and the number of Securities to be withdrawn and the name of the registered holder of Securities, if different from that of the person who tendered such Securities. If the Securities to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Securities tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Securities. In addition, such notice must specify, in the case of Securities tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering securityholder) and the serial numbers shown on the particular certificates evidencing the Securities to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in "The Offer-- Procedures for Tendering Securities" of the Offer to Purchase at any time prior to the Expiration Date.

  Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

  Pursuant to Exchange Act Rule 14d-5 and Section 220 of the DGCL, requests are being made to the Company for the use of the Company's stockholder lists, warrantholder lists and security position listings for the purpose of disseminating the Offer to holders of Securities. Upon compliance by the Company with such requests, the Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and Class A Warrants and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder and warrantholder lists for subsequent transmittal to beneficial owners of Securities.

  The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated herein by reference.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


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

  Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations as listed below. Additional copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be obtained from the Information Agent, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                         MELLON INVESTOR SERVICES LLC

                           44 Wall Street, 7th Floor
                           New York, New York 10005
                         Call Toll Free (888) 509-7935

                     The Dealer Manager for the Offer is:
                                 ADVEST, INC.

                             One Rockefeller Plaza
                           New York, New York 10020
                         Attention: Alexander M. Clark
                           Telephone: (212) 484-3885
                                      or
                         E-mail: alex.clark@advest.com

                               February 27, 2002

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